Exhibit 10.8

XERIUM TECHNOLOGIES, INC.

PERFORMANCE AWARD PROGRAM

This Xerium Technologies, Inc. Performance Award Program (the “Program”) contains rules supplemental to those set forth in the Xerium Technologies, Inc. 2010 Equity Incentive Plan (the “EIP”). The Program provides for the grant of the incentive award opportunities (each, an “Award”) under and subject to the terms of the EIP, which is incorporated herein by reference. In the event of any inconsistency between the Program and applicable provisions of the EIP, the EIP shall control. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the EIP. The Program shall be adopted and effective immediately after the debt restructuring anticipated to be completed in 2010 (the “Effective Date”).

1. Administration; Eligibility; Features of Awards. The Program shall be administered by the Committee as described in the EIP. The Committee may in its discretion consult with outside advisors or internal Company resources for purposes of making any determinations in connection with its administration of the Program. Eligibility to participate in the Program shall be limited to individuals who are selected in accordance with the terms of the EIP to participate in the Program from among those individuals who are eligible to participate in the EIP (each, a “Participant”). Participation in any Award shall not entitle a Participant to share in any future Awards or in any other future awards of the Company or its subsidiaries. Each Award shall entitle the holder, subject to satisfaction of the performance conditions under the Award (and, to the extent the Award is intended to qualify for the performance-based compensation exception under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), to the further limitations of the EIP with respect thereto), to a benefit determined under Section 2 below and Exhibit A (the “Performance-Based Benefit Amount”) that shall be payable in cash, subject to tax withholding as described in Section 3 below.

2. Determination of Performance-Based Benefit Amount. The determination of each Participant’s Performance-Based Benefit Amount under an Award for the performance year shall be made in accordance with the provisions of Exhibit A applicable to such Participant for such performance year.

3. Latest Payment Date; Tax Withholding. All payments, if any, under an Award shall be made not later than by March 31 of the calendar year following the performance year. The minimum tax withholding amount with respect to any payments being made in cash shall be withheld from such payments.

4. Intent to be Exempt from Section 162(m). Awards for the 2010 performance year are not intended to qualify for the performance-based compensation exception under Section 162(m) of the Code. In the case of any Award for a subsequent performance year that is intended to so qualify, (i) the Exhibit A performance goals with respect to such Award shall be established by the Committee not later than ninety (90) days after the commencement of the performance year (or by such earlier date as is required by Section 1.162-27(e)(2)(i) of the Treasury Regulations), (ii) the Exhibit A performance goals, as so established, shall be consistent with the eligible performance measures, if any, approved by the shareholders of the Company for use in respect of performance awards under the EIP and shall be objectively determinable in compliance with Section 1.162-27(e)(2) of the Treasury Regulations, and (iii) no portion of the Award shall be paid unless and until the Committee has certified (as required by Section 1.162-27(e)(5) of the Treasury Regulations) that the performance goals have been achieved (or, if the performance goals are expressed in terms that admit of varying payout levels for different levels of performance, have been achieved at a level sufficient to support the payment).

5. Nature of Awards. Awards hereunder are payable pursuant to Section 9(d) of the EIP. The Program is unfunded and any cash payments by the Company hereunder shall be made from the general assets of the Company.

6. Termination of Employment. No Award shall be payable to or in respect of a Participant, except as the Committee shall otherwise expressly determine, unless the Participant is employed by the Company or a subsidiary on December 31 of the performance year.

7. Treatment of Awards Upon a Change in Control. If (a) the Company merges into or combines with any other entity and, immediately following such merger or combination, any Person or group of Persons acting in concert holds 50% or more of the voting power of the entity surviving such merger or combination (other than any Person or group of Persons which held 50% or more of the Company’s voting power immediately prior to such merger or combination or any Affiliated Person of any such Person or member of such group); (b) any Person or group of Persons acting in concert acquires 50% or more of the Company’s voting power; or (c) the Company sells all or substantially all of its assets or business for cash or for securities of another Person or group of Persons (other than to any Person or group of Persons which held 50% or more of the Company’s total voting power immediately prior to such sale or to any Affiliated Person of any such Person or any member of such group), then, unless the Committee provides for the continuation or assumption of Awards or for the grant of new awards in substitution therefor (which substitute awards, if any, may be payable in cash or other property or a combination thereof) by the surviving entity or acquiror, in each case on such terms and subject to such conditions as the Committee may determine, with respect to each Award not so assumed or continued:

(a) In the event such transaction occurs on or after the close of the performance year with respect to the Award, the Committee shall determine, acting in its sole and reasonable discretion, prior to the occurrence of the transaction, the extent to which the applicable performance metrics specified in Exhibit A have been satisfied. If financial statements or other relevant data are not available prior to the time of such determination, the Committee shall make such determination based upon the financial information and data then available to the Company.

(b) In the event such transaction occurs prior to the close of the performance year with respect to the Award, the applicable performance metrics specified in Exhibit A shall be determined as follows: (i) the performance year shall be deemed to end on the effective date of such transaction; and (ii) the extent to which the applicable performance metrics specified in Exhibit A for the shortened performance year described in clause (i) above have been achieved shall be determined by the Committee acting in its sole and reasonable discretion based upon the financial information available to the Company (it being understood that the Committee may, to the extent it deems necessary, extrapolate performance through the effective date of the transaction based upon available data); (iii) the performance determined pursuant to clause (ii) shall then be adjusted by multiplying it by fraction, the numerator of which is the number of days in the shortened performance year and the denominator of which is 365, and the performance as so adjusted shall be the basis for determining the Performance-Based Benefit Amount with respect to the Award, subject to proration in accordance with Section 7(c) below.

(c) If subsection (b) above applies, the Performance-Based Benefit Amount initially determined under subsection (b) with respect to an Award shall be prorated by multiplying such initially determined amount by a fraction, the numerator of which is the number of days in the shortened performance year and the denominator of which is 365.

For purposes of this Section 7, “Person” means any individual, partnership, limited liability company, corporation, association, trust, joint venture, unincorporated organization, or other entity or group, and “Affiliated Person” means, with respect to any Person, any other Person that directly or indirectly controls or is controlled by or is under common control with such Person.

Notwithstanding anything in this Section to the contrary, the results of the debt restructuring anticipated to be completed in early 2010 shall under no circumstances be considered a Change in Control.

8. Amendment. The Committee may amend the Program at any time and from time to time, and may terminate the Program, in each case subject only to such limitations, if any, as the EIP may impose.

9. 409A. This Program and the Awards granted thereunder shall be construed and administered consistent with the intent that they at all times be in compliance with or exempt from the requirements of Section 409A of the Code and the regulations promulgated thereunder.

XERIUM TECHNOLOGIES, INC.

PERFORMANCE AWARD PROGRAM

Exhibit A (applicable to 2010 performance year)

There is one type of Award under the Program for 2010 performance year. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with U.S. generally accepted accounting principles.

Awards

One measure of performance will be used in determining the Performance-Based Benefit Amount, if any, under an Award: Xerium 2010 Bank Adjusted EBITDA.

i.	Bank Adjusted EBITDA Metric

The “Bank Adjusted EBITDA Metric” means “Adjusted EBITDA,” as such term is defined in the first sentence of the definition of such term in the Second Amended and Restated Credit and Guaranty Agreement (the “Credit Agreement”), dated as of May 25, 2010, entered into by and among the Company, certain subsidiaries of the Company, Citigroup Global Markets Inc., and other agents and banks party thereto, as in effect for Xerium Technologies, Inc. for the year ended December 31, 2010. The Committee shall have sole discretion to determine the calculation of the amount of the Bank Adjusted EBITDA Metric.

ii.	Determination of Performance-Based Benefit Amount

“X” below refers to the target award for a Participant under an Award.

The Target Bank Adjusted EBITDA Metric (referred to below as “Y”) shall be established by the Committee upon the granting of Awards and communicated to Participants receiving an Award; provided, however, that the amount so established by the Committee may be adjusted by the Committee after the initial determination of the amount to reflect any significant change of circumstance, including without limitation, the acquisition or disposition of any business by the Company or any of its subsidiaries.

The Performance-Based Benefit Amount payable with respect to an Award shall be determined as follows:

Bank Adjusted EBITDA Metric below .95Y: no payment

Bank Adjusted EBITDA Metric at .95Y: bonus = .25X

Bank Adjusted EBITDA Metric at Y: bonus = X

Bank Adjusted EBITDA Metric at 1.25Y or above: bonus = 2X

The amount payable between the levels of Bank Adjusted EBITDA Metric identified above shall be determined on the basis of straight line interpolation between points.

The Performance-Based Benefit Amount payable with respect to an Award shall in all cases be capped at two times a Participant’s target award (2X).